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Exhibit 99.1

Thursday May 23, 4:30 pm Eastern Time

       Press Release

SOURCE: K-Swiss Inc.

           K-SWISS ANNOUNCES TWO-FOR-ONE STOCK SPLIT AND 33% INCREASE
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                           IN QUARTERLY CASH DIVIDEND
                           --------------------------

       WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--May 23, 2002--K-Swiss Inc. (Nasdaq/NM: KSWS - News) today announced that its Board of Directors has declared a two-for-one split of the Company's Class A and Class B common stock.

       On June 21, 2002, stockholders will receive one additional share of common stock for each share of the Company's common stock they own on the record date of June 7, 2002. The Company expects that its outstanding Class A common stock will begin to trade on a post-split basis on June 24, 2002. Following the effective date of the split, the Company will have approximately 12,945,000 shares of Class A and 5,671,000 shares of Class B outstanding.

       The Board of Directors also approved an increase in the Company's cash dividend effective with the second quarter dividend. On a post-split basis, the cash dividend will be increased from the annual rate of $0.03 per share to $0.04 per share. The increased quarterly cash dividend of $0.01 per share will be payable on July 15, 2002 to stockholders of record as of June 28, 2002.

       K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics and National Geographic brands. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear. National Geographic Footwear, under an exclusive license from the National Geographic Society, offers outdoor-oriented and casual footwear.